                                                                    Exhibit 10.3


CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.




                              OPERATING AGREEMENT

                                       OF

                           KI PHARMACEUTICALS, L.L.C.




                                                       DATED: SEPTEMBER 22, 2000

                                     INDEX

Preamble ....................................................................  1

                                   Article I
                          Organization of the Company

1.01   Formation.............................................................  1
1.02   Name..................................................................  1
1.03   Continuation and Term.................................................  2
1.04   Offices...............................................................  2
1.05   Names and Addresses of Members........................................  2
1.06   Business of the Company...............................................  2
1.07   Amendment by Members..................................................  3

                                   Article II
                           Management of the Company

2.01   Management............................................................  3
2.02   Limitations on the Managers' Authority................................  4
2.03   Indemnification of a Manager..........................................  5
2.04   Transactions with a Manager or An Affiliate of a Manager..............  6
2.05   Voting; Quorum........................................................  6
2.06   Steering Committee....................................................  6
2.07   Officers..............................................................  7

                                  Article III
                 Election, Resignation and Removal of a Manager

3.01   Election of A Manager.................................................  8
3.02   Term of Office........................................................  8
3.03   Resignation of A Manager..............................................  9
3.04   Removal of A Manager..................................................  9

                                   Article IV
                             Capital Contributions

4.01   Initial Paid-In Capital............................................... 10
4.02   Additional Capital; Limitation........................................ 10
4.03   Compromise............................................................ 10

                                   Article V
                         Allocations and Distributions

5.01   Capital Accounts......................................................  11
5.02   Allocation of Profits.................................................  11
5.03   Allocation of Losses..................................................  11
5.04   Other Allocations.....................................................  11
5.05   Special Allocations to Capital Accounts...............................  12
5.06   Distribution of Cash..................................................  13
5.07   Assignments of Interests..............................................  13

                                   Article VI
                       Transfer of Membership Interests;
                             Expulsion; New Members

6.01   Restrictions on Transfer..............................................  14
6.02   Resignation of Members................................................  15
6.03   Rights of First Refusal...............................................  15
6.04   Permitted Transfers...................................................  16
6.05   New Members...........................................................  16
6.06   Expulsion.............................................................  17

                                  Article VII
                          Voting, Quorum, and Meetings

7.01   Voting Power..........................................................  18
7.02   Quorum................................................................  18
7.03   Annual Meeting of Members.............................................  18
7.04   Meetings of Members...................................................  19
7.05   Place of Meeting......................................................  19
7.06   Notice of Meetings....................................................  19
7.07   Action Without a Meeting..............................................  19
7.08   Waiver of Notice......................................................  19
7.09   Avoidance of Deadlocks................................................  20
7.10   Dissolution in the Event of Deadlock..................................  20

                                  Article VIII
              Records; Financial and Fiscal Affairs; Tax Reporting

8.01   Records and Accounting................................................  20
8.02   Tax Information.......................................................  21
8.03   Tax Returns...........................................................  21
8.04   Elections.............................................................  21
8.05   Interim Closing of the Books..........................................  21
8.06   Fiscal Year...........................................................  22
8.07   Tax Matters Partner...................................................  22

                                   Article IX
                                  Dissolution

9.01   Events Requiring Dissolution .........................................  22
9.02   Events of Dissociation ...............................................  23
9.03   Rights of Members Upon Continuation...................................  24
9.04   Winding Up............................................................  24
9.05   Authority of Managers After Dissolution ..............................  25
9.06   Distribution .........................................................  25

                                   Article X
                                  Definitions

10.01  Affiliate.............................................................  26
10.02  Agreement.............................................................  26
10.03  Assignee..............................................................  26
10.04  Capital Contribution..................................................  26
10.05  Code..................................................................  27
10.06  Company...............................................................  27
10.07  Interest..............................................................  27
10.08  Losses................................................................  27
10.09  Percentage Interests for Venture Products BN Activities...............  27
10.10  Percentage Interests for Venture Products GR Activities...............  27
10.11  Person................................................................  27
10.12  Profits...............................................................  28
10.13  Treasury Regulations..................................................  28
10.14  Unit..................................................................  28
10.15  Venture Products BN Activities........................................  28
10.16  Venture Products GR Activities........................................  28
10.17  Venture Agreement.....................................................  28

                                   Article XI
                                 Miscellaneous

11.01  Notices...............................................................  29
11.02  Possible Restrictions.................................................  29
11.03  Governing Law; Successors.............................................  29
11.04  Entire Agreement......................................................  29
11.05  Headings, etc.........................................................  30
11.06  No Waiver.............................................................  30
11.07  Legends...............................................................  30
11.08  Counterparts..........................................................  30
11.09  Creditors.............................................................  30

Schedule I...................................................................  32

                              OPERATING AGREEMENT

                                       OF

                           KI PHARMACEUTICALS, L.L.C.

                                    PREAMBLE

      The members of KI Pharmaceuticals, L.L.C. (the "Company") set forth in
Schedule I hereto have adopted this Operating Agreement (this "Agreement") as follows:

                                   ARTICLE I
                          ORGANIZATION OF THE COMPANY

1.01  FORMATION

      The parties to this Agreement are members of the Company, a limited liability company organized under the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the "Act'). A Certificate of Formation (the "Certificate") was filed on September 20, 2000 with the Secretary of State of the State of Delaware. The Managers (defined in Section 2.01(a) hereof) may take such further actions as they deem necessary to permit the Company to conduct business as a limited liability company in any other jurisdiction.

1.02  NAME

      The name of the Company shall be "KI Pharmaceuticals, L.L.C." The name of the Company may be changed from time to time by amendment of this Agreement and the Certificate pursuant to Section 1.07. The Company may transact business under an assumed name by filing an assumed name certificate in the manner prescribed by applicable law.

1.03  CONTINUATION AND TERM

      The Company was formed upon the issuance by the Secretary of State of Delaware of a certified copy of the Certificate. The Company shall continue in existence until the close of the Company's business on December 31, 2030, or until the earlier dissolution of the Company pursuant to the provisions of this Agreement.

1.04  OFFICES

      The principal office of the Company shall be determined from time to time by the Managers. The registered office of the Company required by the Act to be maintained in the State of Delaware, may be, but need not be, identical with the principal office. The Company's registered office, registered agent and the addresses thereof may be changed from time to time by the Managers in accordance with the Act. The Company may also have offices at such other places, both within and without the State of Delaware including Japan, as the Managers may from time to time determine.

1.05  NAMES AND ADDRESSES OF MEMBERS

      The names and addresses of the Members are set forth on Schedule 1; provided, however, that if Dr. Hashime Kanazawa ceases to be a director, employee or statutory auditor of Grelan (as defined in 1.07 below) for any reason whatsoever, his Units in the Company shall be automatically assigned to Grelan and he shall cease to be a Member without the consent of any other Members or any other formalities notwithstanding any provision of this Agreement. He shall take appropriate steps necessary to ensure such assignment on or before the date of this Agreement and shall continue such steps in full effect during the term of this Agreement. Changes to the names and addresses of the Members and the names and addresses of new Members may be identified by an addendum to this Operating Agreement.

1.06  BUSINESS OF THE COMPANY

      The Company (i) shall engage in the development, marketing, distribution, manufacture and sale of certain specified products in the territory of Japan and import of such products to the territory of Japan and (ii) may engage in any other lawful business permitted under the Act. Any Member, however, shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures of any Member. The Company shall not conduct in the U.S.A. any commercial activities which would result in requiring Grelan to file U.S. Federal or state income tax returns solely by virtue of holding any Interest in the Company.

1.07  AMENDMENT BY MEMBERS

      So long as they are Members, a vote of both BioNumerik Pharmaceuticals, Inc. ("BioNumerik") and Grelan Pharmaceutical Co., Ltd. ("Grelan") acting in their capacity as Members, is required to amend this Agreement and any Certificate.

                                   ARTICLE II
                           MANAGEMENT OF THE COMPANY

2.01  MANAGEMENT

      (a) The Company will be managed by two (2) Persons (the "Managers") elected in accordance with Article 111. The conduct of the Company's business and the management of its affairs will be exercised and conducted solely by approval of all the Managers in accordance with this Agreement. Members, acting solely in their capacity as members to the Company, shall not have the authority to bind the Company. Subject to the provisions of this Article II, any one or more Managers may act for and on behalf of the Company and execute all agreements on behalf of the Company and otherwise bind the Company as to third parties without the consent of all of the Members. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Agreement, and except as limited, restricted or prohibited by the express provisions of this Agreement, the Managers shall have and may exercise on behalf of the Company, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Company. The Managers will have general and active supervision and direction over the day-to-day business operations of the Company and over its officers and employees.

      (b) The Managers acting on behalf of the Company shall be reimbursed for their expenses incurred in carrying out their duties on behalf of the Company, but no salary or related compensation shall be payable to them in their capacity as Managers.

      (c) In exercising their powers, the Managers may (i) rely upon and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, or document believed by them to be genuine and to have been signed or presented by the proper party or parties; (ii) consult with counsel, accountants or experts selected by them and any opinion of an independent counsel, accountant or expert shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the Managers in good faith and in accordance with such opinion; and (iii) execute any of their powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys.

2.02  LIMITATIONS ON THE MANAGERS' AUTHORITY

      The Managers shall have no authority to do any act prohibited by law or in contravention of this Agreement, nor shall the Managers have any authority to do any of the following without the prior written consent of the Members holding more than three-fourths (3/4) of the outstanding Units:

      (a) permit or cause the Company to make any loan to any Manager or Member or any Affiliate of a Manager or Member;

      (b) permit or cause the funds of the Company to be comingled with the funds of any other Person;

      (c) permit any creditor who makes a nonrecourse loan to the Company to acquire, at any time as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company other than as a secured creditor;

      (d) perform any act which would impair or make impossible the ordinary conduct of the Company's business;

      (e) sell, lease, exchange or otherwise dispose of all or substantially all of the assets of the Company, with or without goodwill other than in the ordinary course of business;

      (f)   merge or consolidate the Company with any other entity;

      (g) permit or cause the Company to enter into a contract with any of the Managers, CEO, President or their respective Affiliates;

      (h) permit or cause the Company to borrow money from any Person other than any Member;

      (i) permit or cause the Company to guarantee for the benefit of any Person or to create a mortgage or any other encumbrance on any of the assets of the Company for the benefit of any Person;

      (j) permit or cause the Company to use its property to redeem an Interest;

      (k) permit or cause the Company to acquire any share or interest in any company, business or partnership; or

      (l) permit or cause the Company to acquire land, buildings or movable fixed assets.

2.03  INDEMNIFICATION OF A MANAGER

      (a) A Manager shall not be liable to the Company or any Member for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company if the Managers (other than the Manager seeking indemnification) determine that such course of conduct was in the best interest of the Company and did not result from the gross negligence or willful misconduct of such Manager.

      (b) To the fullest extent permitted by law, a Manager shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, settlements and other amounts ("Losses") arising from any and all claims (including attorneys' fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which such Manager may be involved, as a party or otherwise, by reason of such Manager's management of the affairs of the Company, whether or not such Manager continued to be such at the time any such liability or expense is paid or incurred; provided that a Manager shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such Losses resulted primarily from the gross negligence or willful misconduct of such Manager. The termination of a proceeding by judgment, order, settlement or conviction under a plea of nolo contendere, or its equivalent, shall not, of itself, create any presumption that such Losses resulted primarily from the gross negligence or willful misconduct of a Manager or that the conduct giving rise to such liability was not in the best interest of the Company. The Company shall also indemnify a Manager who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Manager is or was an agent of the Company, against any Losses incurred by such Manager in connection with the defense or settlement of such action; provided that no Manager shall be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such Losses resulted from the gross negligence or willful misconduct of such Manager. The Company may advance a Manager any expenses (including, without limitation, attorneys' fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph
(b) provided that (i) the legal action relates to the performance of duties or services by such Manager on behalf of the Company; and (ii) such Manager gives a full recourse promissory note to the Company for the amounts of such advances payable in the event that such Manager is determined to be not entitled to indemnification hereunder.

      (c) The indemnification provided by paragraph (b) of this Section 2.03 shall not be deemed to be exclusive of any other rights to which a Manager may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall continue as to a Manager who has ceased to have an official capacity and shall inure to the benefit of the heirs, successors and administrators of such Manager.

      (d) Any indemnification pursuant to this Section 2.03 will be payable only from the assets of the Company.

2.04  TRANSACTIONS WITH A MANAGER OR AN AFFILIATE OF A MANAGER

      Subject to the provisions of Section 2.02, a Manager, on behalf of the Company, may enter into contracts with itself or its Affiliates, provided that any such transactions shall be on terms no more favorable to the Manager or such Affiliates than generally afforded to unrelated parties in similar transactions.

2.05  VOTING: QUORUM

      Each Manager shall have one vote. A majority of the number of Managers fixed by this Agreement shall constitute a quorum for the transaction of business; provided, that if more than one Manager is appointed and less than a majority of the Managers are present at a meeting, a majority of the Managers present may adjourn the meeting from time to time without further notice. If a quorum is present when a vote is taken, the affirmative vote of a majority of the Managers present is the act of the Managers unless this Agreement requires the vote of a greater number of Managers.

2.06  STEERING COMMITTEE

      (a) The Managers shall appoint a Steering Committee of the Company comprised of two members: one from among Grelan's senior officers or employees designated by Grelan and the other one from among BioNumerik's senior officers or employees designated by BioNumerik. The Steering Committee shall be responsible for the overall management of the development, manufacture, licensing activities, distribution and marketing of the Company's products in the territory of Japan. [**] will be the founding members of the Steering Committee. They shall co-chair the Steering Committee. Section 2.01

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(b) shall apply mutatis mutandis to any payment to them for conducting their duties as such members of the Steering Committee. Each Steering Committee member must also be a Manager.

      (b) No Steering Committee member shall be removed and no new Steering Committee member shall be appointed unless such removal or appointment is consented to by both Grelan and BioNumerik, acting in their capacity as Members.

2.07  OFFICERS

      (a) President, Chief Executive Officer and Secretary. If the Members holding more than two-thirds (2/3) of the outstanding Units deem it necessary or appropriate, they may elect a President, a Chief Executive Officer ("CEO"), and/or a Secretary; provided that the President and the CEO always must be the Managers concurrently.

      Sections 3.01 (c), and 3.02 to 3.04 shall also apply mutatis mutandis with respect to the term of office, designation rights, resignation or removal of the office as President, CEO and Secretary. The President, the CEO and the Secretary, if any, acting on behalf of the Company shall be reimbursed for their expenses incurred in carrying out their duties on behalf of the Company, but no salary or related compensation shall be payable to them.

      (b) Subordinate Officers. The Managers may appoint such officers (other than the President, CEO and Secretary) as they deem necessary. One (1) person may hold any two (2) or more of these offices. The Managers shall appoint such other officers, in principle, at their first meeting after each annual meeting of Members. Each officer so appointed shall hold office until his successor shall have been duly appointed and qualified or until his death, resignation or removal in the manner hereinafter provided.

      (c) Resignation of Subordinate Officers. Any officer (other than the President, CEO and Secretary) may resign at any time by giving written notice thereof to the Members or to the Managers. Any such resignation shall take effect at the time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

      (d) Removal of Subordinate Officers. Any officer (other than the President, CEO and Secretary) may be removed at any time with or without cause by the affirmative vote of the Members holding two-thirds (2/3) of the outstanding Units. The removal of any officer shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of such officer shall not of itself create any contract rights, merely by virtue of such election or appointment.

      (e) Vacancies of Subordinate Officers. A vacancy in any officer (other than the President, CEO and Secretary) shall be filled for the unexpired portion of the term by the Managers.

      (f) Salaries of Subordinate Officers. The salary or compensation of officers (other than the President, CEO and Secretary), if any, shall be established from time to time by the Managers. The Managers may delegate to any committee or officer the power to fix from time to time the salary or other compensation of officers (other than the President, CEO and Secretary) appointed in accordance with the provisions of this Article.

                                  ARTICLE III
                 ELECTION, RESIGNATION AND REMOVAL OF A MANAGER

3.01  ELECTION OF A MANAGER

      (a) A Manager of the Company shall be elected by a vote of Members holding more than two-thirds (2/3) of the outstanding Units; provided, however, that each Member who has together with its Affiliates more than one-third (1 /3) of the outstanding Units shall have the right to designate one Manager, and the other Members shall exercise their votes to approve such designation. The founding Managers shall be [**] until the expiration of their term of office, or their resignation, removal or death.

      (b) The total number of Managers may be increased by a vote of Members holding more than three-fourths (3/4) of the outstanding Units. Any Member who has together with its Affiliates more than one-third (1/3) of the outstanding Units shall have the right to designate one-half of the number of Managers to be increased and the other Members shall exercise their votes to approve such designation.

      (c) If a Manager resigns or is removed in accordance with Section 3.03 or 3.04 or dies, the Members shall call a meeting to elect a replacement Manager within 30 days after the occurrence of such resignation, removal or death. The Member who designated such resigned, removed or dead Manager shall have the right to designate replacement thereof, and the other Members shall exercise their vote to approve such designation.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3.02  TERM OF OFFICE

      (a) The term of office of Managers shall expire at the close of the first annual meeting of Members occurring at least two (2) years after their assumption of office. A Manager may be re-elected upon the expiration of his term of office.

      (b) The term of office of a Manager elected to fill a vacancy or elected due to an increase in the number of Managers shall be concurrent with the term of office of the other Managers in office at that time.

3.03  RESIGNATION OF A MANAGER

      A Manager may resign as a manager of the Company upon 30 days prior written notice to all Members.

3.04  REMOVAL OF A MANAGER

      A Manager may be removed at any time with or without cause by the vote of Members holding more than two-thirds (2/3) of the outstanding Units.

                                   ARTICLE IV
                             CAPITAL CONTRIBUTIONS

4.01  INITIAL PAID-IN CAPITAL

      Each Member has made to the Company the Capital Contribution and has received the Units set forth opposite its name on Schedule I hereto.

4.02  ADDITIONAL CAPITAL; LIMITATION

      No Member shall be required to satisfy any negative Capital Account. If the Members holding more than two-thirds (2/3) of the outstanding Units determine that additional capital is necessary, each Member shall contribute such additional capital and receive additional Units as determined by the Members holding more than two-thirds (2/3) of the outstanding Units in an amount equal to the Member's pro rata share of the total Capital Contributions before any other Persons are solicited for Capital Contributions; provided, however, that Dr. Hashime Kanazawa in his capacity as Member shall not be required to contribute additional capital but shall be given an opportunity to make such contribution in accordance with this Section 4.02. In addition to the foregoing, Grelan shall be required to make additional capital contributions in an amount equal to the operating costs of the Company for any fiscal year but not to exceed [**] per year, as determined by the Managers, until such time that product revenues are obtained from the Venture Products. For purposes of this Agreement, the terms "Venture Products," "Venture Products BN," "Venture Products GR" and "Territory" shall have the meanings ascribed to them in the Venture Agreement. No Member shall have any liability to the Company, to the other Members, or to the creditors of the Company on account of any deficit balance in its Capital Account except to the extent such deficit arises from the failure of such Member to contribute the full amount of its Capital Contribution. No Member shall have the right to demand or receive the return of such Member's Capital Contribution to the Company. No Member shall be entitled to interest on any Capital Contribution or on such Member's Capital Account.

4.03  COMPROMISE

      The Managers may compromise any obligation of a Member to make a Capital Contribution or return money or other property paid or distributed in violation of the Act.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   ARTICLE V
                         ALLOCATIONS AND DISTRIBUTIONS

5.01  CAPITAL ACCOUNTS

      The Company shall maintain in its books and records, in accordance with
Section 1.704-1(b)(2)(iv) of the Treasury Regulations, a capital account for each Member and Assignee (a "Capital Account"). Each Member's Capital Account shall be increased by (1)(a) the amount of money contributed by such Member to the Company, (b) the fair market value of property or other consideration contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take under
Section 752 of the Code), and (c) allocations to such Member of Company income and gain (or items thereof), and is decreased by (2)(w) the amount of money distributed to such Member by the Company, (x) the fair market value of property or other consideration distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take under Section 752 of the Code), (y) allocations to such Member of expenditures of the Company described in Section 705(a)(2)(B) of the Code, and (z) allocations of Company loss and deduction (or items thereof). For purposes of this Article, a Member who has more than one Interest in the Company shall have a single Capital Account that reflects all such Interests, regardless of the class of Interests owned by such Member and regardless of the time or manner in which such Interests were acquired. All Capital Accounts are to be determined in accordance with the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

5.02  ALLOCATION OF PROFITS

      The Profits of the Company shall be allocated to the Members as follows:
(a) [**] to Grelan, (b) [**] to BioNumerik, and (c) [**] to Dr. Hashime
Kanazawa.

5.03  ALLOCATION OF LOSSES

      The Losses of the Company shall be allocated to the Members as follows:
(a) [**] to Grelan, (b) [**] to BioNumerik, and (c) [**] to Dr. Hashime
Kanazawa.

5.04  OTHER ALLOCATIONS

      Except as otherwise provided in this Agreement, allocations of gains, deductions, and credits shall be allocated to the Members as follows: (a) [**] to Grelan, (b) [**] to BioNumerik, and (c) [**] to Dr. Hashime Kanazawa.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5.05  SPECIAL ALLOCATIONS TO CAPITAL ACCOUNTS

      The Capital Accounts of the Members are to be maintained in accordance with the Code and the Treasury Regulations, including without limitation the alternative test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and the minimum gain chargeback provisions of
Section 1.704-2 of the Treasury Regulations. Nothing in this Agreement is intended to create a deficit restoration obligation or otherwise impose personal liability on a Member for a deficit in its Capital Account. Without limiting the generality of the foregoing:

      (a)   If an allocation of loss or other allocation pursuant to Section
5.04 hereof including expenditures described in Section 705(a)(2)(B) of the Code would cause or increase a deficit in a Member's Capital Account as defined in
Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and Section 1.704-2 of the Treasury Regulations, then the amount of the loss or other allocation which would have caused or increased a deficit in a Member's Capital Account shall be allocated instead to the Capital Account of the other Members which would not have a deficit in their Capital Accounts as a result of the allocation, in proportion to their respective Interests, or, if no such Members exist, then to the Members in accordance with their allocation of Profits pursuant to Section
5.02 hereof.

      (b) If any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations, which create or increase a deficit in such Member's Capital Account, the items of the Company's income and gain for such year and, if necessary, for subsequent years shall be specially credited to the Capital Account of such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in the Capital Account as quickly as possible. Any such allocations shall be made pro rata. It is the intent that this section be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

      (c) Income and gain attributable to Venture Products BN Activities shall be allocated [**] to the Members, in accordance with their respective Percentage Interests for Venture Products BN Activities.

      (d) Income and gain attributable to Venture Products GR Activities shall be allocated [**] to the Members, in accordance with their respective Percentage Interests for Venture Products GR Activities.

      (e) Operating costs of the Company for any taxable year shall be allocated [**] to Grelan (up to a maximum of U.S. [**] per year) until such time that product revenues are obtained from Venture Products.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

      (f)   After giving effect to the allocations set forth in Sections 5.05
(a) - (e), all items of income, gain, loss and deduction arising upon the sale or deemed sale of all or substantially all of the assets of the Company in connection with the dissolution of the Company pursuant to Article IX shall be allocated such that after taking such allocations into effect, to the extent possible, the balances in the Members' Capital Accounts will be in proportion to the Members' Interests.

5.06  DISTRIBUTION OF CASH

      (a) The Managers shall, unless otherwise agreed to by Members holding more than two-thirds (2/3) of outstanding Units, distribute to the Members any cash of the Company in excess of working capital requirements or other amounts that the Managers determine shall be necessary or appropriate for the operation of the business of the Company, including the receipts derived from and attributable to Venture Products BN Activities (hereinafter "Venture Products BN Available Cash") and Venture Products GR Activities (hereinafter "Venture Products GR Available Cash"), or its winding up and dissolution. Except as provided in Section 9.06, all such cash distributions shall be made to the Members in accordance with paragraph (c) of this Section 5.06.

      (b) The Managers may not distribute to the Members in kind any property held by the Company.


      (c)   Any distribution of cash pursuant to paragraph (a) of this Section
5.06 shall be made to the Members as follows: (i) [**] to Grelan, (ii) [**] to BioNumerik, and (iii) [**] to Dr Hashime Kanazawa; provided, however, (i) Venture Products BN Available Cash shall be distributed to the Members in accordance with their Percentage Interests for Venture Products BN Activities and (ii) Venture Products GR Available Cash shall be distributed to the Members in accordance with their Percentage Interests for Venture Products GR Activities.


5.07  ASSIGNMENTS OF INTERESTS

      In the case of any assignment of an Interest, the Assignee will have a beginning Capital Account equal to the Capital Account of the assignor of such Interest on the effective date of the assignment. For purposes of this Article V only, the maintenance of Capital Accounts, allocation of profits, losses and other items, and distributions of cash and other property, all as set forth in this Article V, shall equally apply to each Assignee and its Capital Account.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   ARTICLE VI
                       TRANSFER OF MEMBERSHIP INTERESTS;
                             EXPULSION; NEW MEMBERS

6.01  RESTRICTIONS ON TRANSFER

      (a) Except as otherwise provided for in Sections 1.05 and 6.04, no Member may, without obtaining the prior written consent of Members holding more than two-thirds (2/3) of the outstanding Units, sell, assign, dispose of or transfer (collectively "Transfer") all or any portion of, or any interest or rights in, the Interests owned by the Member, and no interest holder may Transfer all, or any portion of, or any interest or rights in, any Interest. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The Transfer of any Interest or membership rights in violation of the prohibition contained in this Section 6.01 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom an Interest or membership rights are attempted to be transferred in violation of this Section 6.01 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company or have any other rights in or with respect to the Interest.

      (b) Notwithstanding anything to the contrary in this Section 6.01, no Member shall in any event Transfer an Interest, or any portion thereof, if such Transfer would result in a termination of the Company for Federal income tax purposes or jeopardize the classification of the Company as a partnership for Federal income tax purposes, or violate or cause the Company to violate, any applicable law or governmental rule or regulation, including, without limitation, any applicable Federal or state securities law.

      (c) Notwithstanding anything to the contrary in this Section 6.01, in no event shall any assignment of an Interest be made to a minor (except as a beneficiary of a trust or pursuant to the Uniform Transfers to Minors Act) or an incompetent (except as a beneficiary of a trust).

      (d) Each Assignee, as a condition to the admission of such Assignee as a Member, shall execute and acknowledge such instruments as the Managers shall determine to be necessary or appropriate to effectuate such admission and to confirm the agreement of the Assignee to be bound by all the terms and provisions of this Agreement with respect to such Assignee's Interest. All reasonable expenses, including attorneys' fees (as such fees are incurred) incurred by the Company in connection with such admission shall be borne by the Assignee to the extent such expenses shall not have been paid by the assignor of the Interest.

      (e) Any Person admitted to the Company as a Member shall be subject to and bound by all the provisions of this Agreement as if such Person were an original Member under this Agreement.

      (f) Any purported assignment of an Interest that is not made in accordance with this agreement is hereby declared to be null and void and of no force or effect whatsoever.

      (g) Each Member agrees that it will not Transfer or pledge or encumber any Interests during the term of this Agreement to a Person engaged in the business of discovering, developing, manufacturing and/or selling products for the treatment of cancer or any other products that directly compete with any products of the Company or any other products which any other Members are then developing, manufacturing or marketing for sale in Japan.

6.02  RESIGNATION OF MEMBERS

      A Member may not resign from the Company prior to the dissolution and winding up of the Company.

6.03  RIGHTS OF FIRST REFUSAL

      Subject to the restrictions on Transfers contained in Section 6.01 above, if a Member (the "Transferring Member") wishes to Transfer during the term of this Agreement any or all of its Interests in the Company (the "Transfer Interests"), the Transferring Member shall first give a written notice (the "Transfer Notice") to the Company and to the other Members specifying the wish to transfer the Transfer Interests, the price per Unit at which it wishes to transfer to the proposed transferee (the "Transfer Price"), the name and address of the proposed transferee, and containing an irrevocable offer (open to acceptance for a period of 60 days after the date such Transfer Notice is received by the Company) to sell the Transfer Interests to the Company and/or the other Members at the Transfer Price per Unit.


      The Company (or its one designee) and the other Members together shall have the right to purchase all, but not less than all, of the Transfer Interests at the Transfer Price per Unit, by giving the Transferring Member written notice of the determination to purchase such Interests, within [**] days of the Company's receipt of such Transfer Notice. The Company shall have the first right to purchase all or a portion of such Transfer Interests. The Members other than the Transferring Member shall have the right (upon notice to the Company) to purchase their pro rata portion of any remaining Transfer Interests that the Company does not propose to purchase.


[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

If a Member elects not to purchase any remaining Transfer Interests, the other Members (other than the Transferring Member) shall have the pro rata right (upon notice to the Company) to purchase such Interests. The closing of the purchase of the Transfer Interests and payment for such Interests to the Transferring Member pursuant to this Section 6.03 shall take place at such location as the Transferring Member shall designate within 30 days after the Transferring Member's receipt of the determination to purchase such Interests. Payment for such Interests shall be made by check or by wire transfer against duly endorsed certificates representing the Transfer Interests to be purchased. The Transfer Interests shall be delivered free and clear of all encumbrances other than those imposed by this Agreement.

      If, at the end of the 60th day after the Transfer Notice is received by the Company, (i) a notice of acceptance of the offer contained in such Transfer Notice has not been received by the Transferring Member, or (ii) a notice of acceptance covering less than all of the Transfer Interests has been received by the Transferring Member, then the Transferring Member shall have 90 days in which to transfer to the proposed transferee set forth in the Transfer Notice any or all of the Transfer Interests at a price not lower than the Transfer Price per Unit and on terms no more favorable to such transferee than those contained in the Transfer Notice; provided, however, that such Transfer shall become effective and such transferee shall become a Member upon the satisfaction of all the conditions set forth in Section 6.05 (a). If at the end of such 90 day period, the Transferring Member has not completed the transfer of all of the Transfer Interests, the Transferring Member shall no longer be permitted to Transfer such Interests pursuant to this Section 6.03 without again complying with this Section in its entirety. The Transferring Member shall remain liable to the Company as provided in the Act, regardless of whether such transferee becomes a Member.

6.04  PERMITTED TRANSFERS

      Notwithstanding the foregoing provisions hereof (but subject to compliance with Sections 6.01(b) - (g), a Member may Transfer all or a part of its Interests to an Affiliate; provided that such Transfer shall become effective and such Affiliate shall become a Member upon the satisfaction of all the conditions set forth in Section 6.05 (a). The Transferring Member shall remain liable to the Company as provided in the Act, regardless of whether such Affiliate becomes a Member.

6.05  NEW MEMBERS

      (a) New Members of the Company who are Assignees of Interests may be admitted upon (i) payment of such additional capital as may be required under
Section 4.02; and (ii) signing an addendum to the Agreement, in the form and substance reasonably satisfactory to the Company, agreeing to be bound to its terms and reflecting the Capital Contribution of the new Member and the Units representing the Interest.

      (b) All reasonable expenses, including attorneys' fees (as such fees are incurred) incurred by the Company in connection with the admission as a new Member shall be borne by the Assignee to the extent such expenses shall not have been paid by the assignor of the Interest.

      (c) New Members of the Company who are not Assignees of Interests may be admitted upon (i) payment of such additional capital as may be required under
Section 4.02; (ii) the unanimous vote of the Members approving the admission of the new Member and the amount of the Capital Contribution to be made by the new Member; (iii) payment of the Capital Contribution to the Company by the new Member; and (iv) signing an addendum to the Agreement, in the form and substance reasonably satisfactory to the Company, agreeing to be bound to its terms and reflecting the Capital Contribution by the new Member and the Units representing the Interest.

      (d) New Members who have obtained their Interest from a Transferring Member shall be only be entitled to the distribution to which the Transferring Member would be entitled.

6.06  EXPULSION

      A Member may be expelled by the unanimous vote of the other Members if a Member materially breaches this Agreement or the Venture Agreement, and such breach has a material adverse impact on the Company or one or more of the other Members and remains uncured thirty (30) days after receipt by the Member from the other Members of notice of such breach. If a Member is expelled, it shall be entitled to receive, within a reasonable time after expulsion, any distribution to which that Member was entitled under this Agreement immediately preceding such expulsion and the fair market value of the Member's Interest in the Company as of the date of expulsion based upon the Member's right to share in distributions from the Company (the "Expulsion Payment"). The payment of the Expulsion Payment to an expelled Member shall be on the effective date of the expulsion by delivery, at the option of the Company, of either (i) cash or other immediately available U.S. funds, or (ii) a five-year, non-negotiable promissory note, bearing interest, payable quarterly, on the outstanding principal balance at the prime rate established by the Company's primary bank on the Closing Date and requiring principal to be paid in five equal annual installments beginning one year after the date of expulsion. Expulsion of a Member shall cause it immediately to lose all rights as a Member including the right to vote its Units or otherwise participate in the management of the Company. If the Member is a Manager it will be deemed to have resigned its position as a Manager, other officer and member of the Steering Committee as of the effective date of the expulsion.

                                  ARTICLE VII
                          VOTING, QUORUM, AND MEETINGS

7.01  VOTING POWER

      Each Unit shall be entitled to one vote upon each matter submitted to vote at a meeting of the Members. If a quorum of the Members is present, the affirmative vote of the Members holding more than two-thirds (2/3) of the outstanding Units entitled to vote on the subject matter shall be the act of the Members, unless the vote of Members holding a greater number is required by the Act or this Agreement.

7.02  QUORUM

      Members holding more than two-thirds (2/3) of the outstanding Units, represented in person or by proxy, shall constitute a quorum for the transaction of business; provided, that if Members holding more than two-thirds (2/3) of the outstanding Units are not present at a meeting, then the Members holding a majority of the outstanding Units present at such meeting may adjourn the meeting from time to time without further notice.

7.03  ANNUAL MEETING OF MEMBERS

      The annual meeting of Members shall be held on such date as the Managers shall by resolution specify within a period commencing on January 1 and ending on March 31 in each year, beginning in 2001. At each annual meeting (i) the approval of the Company's tax returns and financial statements for the relevant fiscal year, including without limitation the balance sheet, income statement and allocation of the profit and loss to the Members, and (ii) the re-election of the Managers whose term of office will expire upon the close of such meeting, replacement of any other Manager(s) and/or the election of any additional Manager(s), if necessary, shall take place and such other business shall be transacted as may be properly presented to such meeting. If the day fixed for the annual meeting shall be a legal holiday at the place of the meeting, such meeting shall be held on the next succeeding business day. If the matters referred to in (i) and (ii) above shall not be transacted at any annual meeting held on any . day designated herein for such annual meeting, or at the adjournment thereof, the Managers shall cause such matters to be transacted at a meeting of the Members as soon thereafter as may be convenient.

7.04  MEETINGS OF MEMBERS

      Upon the written request of any Member, the Managers shall call a meeting of the Members. The Managers may also call a meeting of the Members.

7.05  PLACE OF MEETING

      The Managers may designate any place, either in or out of the State of Delaware, including Japan, as the place of meeting for any meeting. If no designation is made the place of meeting shall be the Company's principal office. Telephonic meetings are permitted.

7.06  NOTICE OF MEETINGS

      Written notice stating the date, time and place of the meeting and a description of the purpose or purposes for which the meeting is called, shall be mailed, not fewer than ten (10) nor more than thirty (30) days before the date of the meeting, by or at the direction of the Managers to each Member of record entitled to vote at the meeting. If mailed, such notice is effective when mailed addressed to the Member's address shown in the Company's current record of Members, with postage prepaid.

7.07  ACTION WITHOUT A MEETING

      Any action required or permitted to be taken by the Members by vote may be taken without a meeting by written consent of the Members owning the requisite number of Units required to approve such action. The consent shall set forth the actions so taken and be signed by the Members owning the requisite Units required to approve such action.

7.08  WAIVER OF NOTICE

      (a) A Member may waive any notice required by this Agreement before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Member entitled to the notice, and be delivered to the Managers.

      (b) A Member's attendance at a meeting: (i) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting or promptly upon the Member's arrival objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.

7.09  AVOIDANCE OF DEADLOCKS

      The Members agree to act (and will use reasonable efforts to cause the Managers to act) reasonably and in good faith to avoid Deadlocks (defined below) at either the Manager or Member level.

7.10  DISSOLUTION IN THE EVENT OF DEADLOCK

      For purposes hereof, a "Deadlock" shall be deemed to exist if a majority of the Managers or Members holding more than two-thirds (2/3) of the outstanding Units (or such higher specified percentage of Members or Managers as is required for approval of a particular matter) are unable to agree on a mutually satisfactory resolution of any matter relevant to the Company and its operations for a period of 60 days after such matter has first been proposed by a Member or Manager, as the case may be.

      In the event of a Deadlock, any of the Members may cause the dissolution of the Company by providing notice to the Company of a request for such dissolution. Upon receipt of such notice and, in the event a Deadlock exists, the Company shall be dissolved in accordance with Article IX hereof.

                                  ARTICLE VIII
              RECORDS; FINANCIAL AND FISCAL AFFAIRS; TAX REPORTING

8.01  RECORDS AND ACCOUNTING

      (a) The books of account of the Company shall be maintained at the Company's principal place of business. The Company shall prepare its financial statements using generally accepted accounting principles, consistently applied.

      (b) The Managers will maintain a current list of the names and last known addresses of each Member and the other Company records described in
Section 18-305 of the Act at the Company's principal office. Upon request, for any purpose reasonably related to the Member's interest as a Member, the Managers will furnish a copy of such information to a Member or its representative. Any Member may inspect and copy or obtain from the Managers the financial records of the Company and its tax returns. A Member shall give the Managers at least ten (10) business day's prior written notice for any inspection and copying permitted pursuant to this subsection by the Member or its authorized attorney or agent.

8.02  TAX INFORMATION

      The Managers will use their best efforts to cause to be delivered, as soon as practical after the end of each fiscal year of the Company, to the Members and Persons who were Members during such fiscal year all information concerning the Company necessary to enable such Member to prepare such Member's Federal, state and any other income tax returns for such fiscal year, including a statement indicating such Member's share of Profits, Losses, deductions and credits for such fiscal year for Federal, state and other income tax purposes, and the amount of any distribution made to or for the account of such Member during such fiscal year pursuant to this Agreement.

8.03  TAX RETURNS

      The Managers shall cause income tax returns for the Company to be prepared and timely filed in accordance with applicable law; provided, however, that any such income tax returns shall not be filed unless approved at the relevant annual meeting of the Members or otherwise approved by Members holding more than two-thirds (2/3) of the outstanding Units.

8.04  ELECTIONS

      (a) The Managers, in their discretion, may elect to adjust the basis of the assets of the Company for Federal income tax purposes in accordance with
Section 754 of the Code in the event of a distribution of Company property as described in Section 734 of the Code or a transfer by any Member of the Units of such Member in the Company as described in Section 743 of the Code.

      (b) The Managers, at any time and from time to time, may also make such other tax elections as they deem necessary or desirable, in their discretion.

8.05  INTERIM CLOSING OF THE BOOKS

      There shall be an interim closing of the books of account of the Company
(i) at any time a taxable year of the Company shall end pursuant to the Code, and (ii) at any other time determined by the Managers to be required by good accounting practice or otherwise appropriate under the circumstances.

8.06  FISCAL YEAR

      The fiscal year of the Company shall begin on April I of each year and end on March 31 of the following year. The fiscal year in which the Company shall terminate shall end on the date of termination of the Company.

8.07  TAX MATTERS PARTNER

      BioNumerik shall be the "Tax Matters Partner" within the meaning of
Section 6231(a)(7) of the Code and is authorized to exercise the functions of a Tax Matters Partner under the Code. The Tax Matters Partner shall be reimbursed for all reasonable expenses associated with its duties as Tax Matters Partner.

                                   ARTICLE IX
                                  DISSOLUTION

9.01  EVENTS REQUIRING DISSOLUTION

      The Company shall be dissolved upon the happening of any of the following events:

      (a) termination in accordance with expiration of its period of duration provided in Section 1.03 hereof;

      (b) the occurrence of any event which would make unlawful under the laws of Delaware or the United States of America the continuing existence of the Company;

      (c)   the unanimous vote of the Members;

      (d) an event of Dissociation, as defined in Section 9.02, occurring with respect to any Member unless the business of the Company is continued by the consent of all of the remaining Members within 90 days after the event of dissociation;

      (e) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act; or

      (f)   notice of a Deadlock and a request for dissolution as provided in
Section 7.10 hereof;

9.02  EVENTS OF DISSOCIATION

      A Member ceases to be a Member of the Company upon the occurrence of any of the following events:

      (a) The Member is expelled as a member in accordance with Section 6.06 of this Agreement;

      (b)   The Member (i) makes an assignment for the benefit of creditors,
(ii) files a voluntary petition in bankruptcy, (iii) is adjudged bankrupt or insolvent or has entered against the Member an order for relief in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for that Member any reorganization arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, (v) seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member's properties, or (vi) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in this subsection;

      (c) The continuation of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, for 120 days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member's properties without the Member's agreement or acquiescence, which appointment is not vacated or stayed for 120 days or, if the appointment is stayed, for 120 days after the expiration of the stay during which period the appointment is not vacated;

      (d) In the case of a Member who is an individual, the individual's, (i) death (provided that in case of Dr. Kanazawa's death, an event of dissociation shall occur only if he or his heirs fail to Transfer his Interest to Grelan pursuant to Section 1.05); or (ii) adjudication by a court of competent jurisdiction as incompetent to manage the individual's person or property;

      (e) In the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

      (f) In the case of a Member that is a partnership or another limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

      (g) In the case of a Member that is a corporation, the dissolution of the corporation or the revocation of its charter;

      (h) In the case of a Member that is an estate, the distribution by the fiduciary of the estate's entire interest in the Company; or

      (i) In the case of a Member that is a company organized under the laws of any country other than the U.S.A. or an individual residing outside the U.S.A., the Company conducts any commercial activities in the U.S.A. which would result in requiring such Member to file U.S. Federal or state income tax returns solely by virtue of holding any Interest in the Company.

9.03  RIGHTS OF MEMBERS UPON CONTINUATION

      If the Company is continued under Section 9.01 (d) hereof following dissolution:

      (a) A Person ceasing to be a Member, or the legal representative or other successor to the Interest of that Member, shall be entitled to receive, in liquidation of the Member's Interest:

            (1) The distributions, if any, which that Member is entitled to receive under this Agreement; or

            (2) Within a reasonable time after the Person ceases to be a Member, the fair market value of the Interest in the Company as of the date the Person ceased to be a Member; and

      (b) The Members of the Company continuing the business following dissolution will be deemed to have entered into an operating agreement containing the same terms and conditions as those contained in this Agreement in effect immediately prior to the dissolution, except that the Members bound by the operating agreement shall be only those Members whose Interests are not required to be liquidated pursuant to this Agreement.

9.04  WINDING UP

      The remaining Members may wind up the affairs of the Company.

9.05  AUTHORITY OF MANAGERS AFTER DISSOLUTION

      Following dissolution, if the business or affairs of the Company are not continued under Section 9.01(d), a Manager can bind the Company:

      (a) By any act appropriate for winding up the affairs of the Company or completing transactions unfinished at the time of dissolution, unless the Manager purporting to act on behalf of the Company does not have the authority to do so and the person with whom such Manager is dealing has actual knowledge or actual notice of the absence of authority;

      (b) In any transaction which would have been binding on the Company had it not been dissolved; provided, that the person with whom a Manager is dealing does not have actual knowledge or actual notice of the dissolution; and

      (c) The foregoing notwithstanding, the Managers and their assignees, in carrying out such winding up and distribution, shall have full power and authority to sell the Company's assets, or any part thereof, or to distribute the same in kind to the Members. Any assets distributed in kind shall be subject to all agreements relating thereto that, by the terms thereof, survive the termination of the Company.

9.06  DISTRIBUTION

      The fair market value of the assets of the Company shall be determined by the Managers, with the fair market value of any assets held by the Company (other than cash) being determined by an independent appraiser selected by the Managers. Thereupon, the assets of the Company shall be distributed in the following manner and order: (i) to the claims of all creditors of the Company, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company, other than liabilities for distributions to Members; (ii) to Members and former Members in satisfaction of liabilities for interim distributions and distributions resulting from expulsion of a Member, and (iii) after giving effect to the allocations set forth in
Article V hereof, to the Members in proportion to their respective Interests, provided that in the event of any conflict between Article V and this Section 9.06, this Section 9.06 shall be controlling. Each such Member entitled to a distribution of any assets of the Company shall receive such Member's share of such assets in cash or in kind, and the portion of such share that is received in cash may vary from Member to Member, all as the Managers in their discretion may decide. If distributions to any Member upon termination of the Company are insufficient to return to such Member the full amount of such Member's Capital Contribution, such Member shall have no recourse against the Managers, the Company or any other Member.

                                   ARTICLE X
                                  DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings:

10.01

      "Affiliate" shall mean any entity which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another entity. A company shall be deemed to have control of another if it owns directly or indirectly a majority of the voting shares of or is entitled directly or indirectly to appoint a majority of the directors of the other company.

10.02

      "Agreement" shall mean this Operating Agreement, as originally executed or as amended, modified, supplemented or restated from time to time.

10.03

      "Assignee" shall mean, prior to its admittance as a Member, a Person to whom a Member's Interest was transferred.

10.04

      "Capital Contribution" shall mean in the case of any Member as of any date of determination, the aggregate amount of cash, property, or services rendered, or a promissory note or other binding obligation to contribute cash or property or perform services that such Member shall have contributed to the Company on or prior to such date and a Member's share of any of the Company's liabilities as determined in accordance with the Code and Treasury Regulations (or, if such Member is not the original holder of the Interest of such Member, the Capital Contribution with respect to the Interest of such Member held by the original holder of such Interest). In the event that any capital is returned to a Member, such Member's Capital Contribution shall be adjusted to reflect such return.

10.05

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute or subsequent codification or recodification of the federal income tax laws of the United States.

10.06

      "Company" shall mean KI Pharmaceuticals, L.L.C., as such limited liability company may from time to time be constituted.

10.07

      "Interest" shall mean, in the case of any Member at any time, the ratio that such Member's Units bears to all outstanding Units. An "Interest" does not include the right to participate in management of the Company and vote the Units issued to the Member in respect of the Interest.

10.08

      "Losses" shall mean the net loss of the Company for a given reporting period, provided, however, that any items which are specifically allocated pursuant to Section 5.05 shall not be taken into account in computing Losses.

10.09

      "Percentage Interests for Venture Products BN Activities" means (a) [**] to BioNumerik, (b) [**] to Grelan, and (c) [**] to Dr. Hashime Kanazawa.

10.10

      "Percentage Interests for Venture Products GR Activities" means (a) [**] to BioNumerik, (b) [**] to Grelan, and (c) [**] to Dr. Hashime Kanazawa.

10.11

      "Person" shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization or any other entity or a government or any department or agency thereof.


[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

10.12

      "Profits" shall mean the net income of the Company for a given reporting period, provided, however, that any items which are specifically allocated pursuant to Section 5.05 shall not be taken into account in computing Profits.

10.13

      "Treasury Regulations" shall mean the regulations of the United States Department of the Treasury pertaining to the income tax, as from time to time in force.

10.14

      "Unit" shall mean the equity units issued by the Company to its Members in exchange for Capital Contributions, which represent the Member's Interest in the Company.

10.15

      "Venture Products BN Activities" means license fees or other up-front or milestone payment amounts paid by a third party to the Company for distribution, marketing and/or sales rights to Venture Products BN in the Territory.

10.16

      "Venture Products GR Activities" means license fees or other up-front or milestone payment amounts paid by a third party to the Company for distribution, marketing and/or sales rights to Venture Products GR in the Territory.

10.17

      "Venture Agreement" means the Joint Venture Agreement, dated as of August 30, 2000, between Grelan and BioNumerik, and as amended to include the Company as a party.

                                   ARTICLE XI
                                 MISCELLANEOUS

11.01 NOTICES

      Any notice, offer or other communication required or permitted to be given or made hereunder shall be in writing and will be deemed to have been sufficiently given or made when mailed by first-class or registered air mail, postage prepaid or made when delivered personally or by courier service to the party (or an officer of the party) to whom the same is directed.

11.02 POSSIBLE RESTRICTIONS

      Notwithstanding anything to the contrary contained in this Agreement, in the event of (a) the enactment (or imminent enactment) of any legislation, (b) the publication of any temporary or final regulation by the United States Department of the Treasury, (c) any ruling by the Internal Revenue Service or
(d) any judicial decision, that, in any such case, in the opinion of counsel for the Company, would result in the taxation of the Company as an association taxable as a corporation or would otherwise result in the Company being taxed as an entity for federal income tax purposes, then the Managers may impose such restrictions as may be required, in the opinion of counsel, to prevent the Company for federal income tax purposes from being taxed as an association taxable as a corporation or otherwise as an entity, including, without limitation, making any amendments to this Agreement as the Managers in their sole discretion may determine to be necessary or appropriate to impose such restrictions.

11.03 GOVERNING LAW; SUCCESSORS

      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, subject to the restrictions on transferability set forth in this Agreement, shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto. The rights and liabilities of the Members under this Agreement shall be as provided by Delaware law.

11.04 ENTIRE AGREEMENT

      This Agreement is the sole operating agreement of the Company and constitutes the entire agreement among the parties with respect to the subject matter hereof; this Agreement supersedes any prior agreements or understandings, oral or written, among the parties with respect to the limited liability company formed herein all of which are hereby canceled. This Agreement may not be modified or amended except as provided in this Agreement.

Notwithstanding the foregoing, the Venture Agreement shall remain and continue in full force and effect after the date hereof in accordance with its terms.

11.05 HEADINGS, ETC.

      The Article and Section headings in this Agreement, and the Table of Contents included herewith, are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Whenever the context shall require, each term stated in either the singular or plural shall include the singular and the plural, and masculine or neuter pronouns shall include the masculine, the feminine and the neuter.

11.06 NO WAIVER

      No failure or delay on the part of any Member in exercising any rights under this Agreement, or in insisting on strict performance of any covenant or condition contained in this Agreement, shall operate as a waiver of any of such Member's rights hereunder.

11.07 LEGENDS

      If any certificate evidencing a Member's Units shall be issued, such certificate shall bear such legend or legends as may be required by applicable Federal or state laws, or as may be deemed necessary or appropriate by the Managers to reflect restrictions upon transfer contemplated herein.

11.08 COUNTERPARTS

      This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

11.09 CREDITORS

      None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

      IN WITNESS WHEREOF, all of the Members have executed this Agreement effective as of the 22nd day of September, 2000.

                                        GRELAN PHARMACEUTICAL CO., LTD.



                                        By:   /s/ H. KANAZAWA
                                              ----------------------------------
                                              Hashime Kanazawa, Ph.D.
                                              C.O.O. & Vice President - Director


                                        BIONUMERIK PHARMACEUTICALS, INC.



                                        By:   /s/ FREDERICK H. HAUSHEER
                                              ----------------------------------
                                              Frederick H. Hausheer, M.D.
                                              Chairman & Chief Executive Officer


                                        HASHIME KANAZAWA, PH.D.



                                              /s/ H. KANAZAWA
                                        ----------------------------------------

                                   SCHEDULE I
                                       TO
                              OPERATING AGREEMENT
                                       OF
                           KI PHARMACEUTICALS, L.L.C.

                         Initial Capital Contributions

Member                              Contribution              Units   Interests
------                              ------------              -----   ---------
Grelan Pharmaceutical Co., Ltd.     The grant of               490       49%
Ogura Bldg. 5F                      licenses and rights
Nihonbashi Kobunacho 6-6            and the obligations
Chuo-ku, Tokyo 103-0024             to make payments
Japan                               and take other
                                    actions described in
                                    the Venture
                                    Agreement.

BioNumerik Pharmaceuticals, Inc.    The grant of               500       50%
8122 Datapoint Drive, Suite 1250    licenses and rights
San Antonio, Texas 78229            and the obligations
                                    to make payments
                                    and take other
                                    actions described in
                                    the Venture
                                    Agreement.

Hashime Kanazawa, Ph.D.             $1,000.00                  10         1%
Ogura Bldg. 5F
Nihonbashi Kobunacho 6-6
Chuo-ku, Tokyo 103-0024
Japan